Prospectus Supplement

(To Prospectus dated August 14, 2015)

Filed Pursuant to Rule 424(b)(3)

Registration No. 333-206417

BARRICK GOLD CORPORATION

DIVIDEND REINVESTMENT PLAN

This prospectus supplement (the “Supplement”) is part of, and should be read in conjunction with, the prospectus dated August 14, 2015 (the “Prospectus”) relating to the Barrick Gold Corporation Dividend Reinvestment Plan (the “Plan”). Barrick Gold Corporation has amended the Plan to eliminate the discount under the Plan, effective August 12, 2019.

Accordingly, the dividend payable on September 16, 2019 to shareholders of record at the close of business on August 30, 2019, will not be eligible to be reinvested at a discount under the Plan. During the period in which no discount applies under the Plan, participants may still reinvest their cash dividends into additional common shares issued from treasury at the Average Market Price (as defined in the Plan).

In addition, the Agent (as defined in the Plan) that has been retained to act as administrator of the Plan has changed its name from “CST Trust Company” to “AST Trust Company (Canada)”. Contact information thereof as set forth in the Plan has been revised to reflect AST Trust Company (Canada)’s current name and contact information.

Information in the Prospectus under the heading “Description of the Plan” should be read in light of the information contained in this Supplement. The full text of the Amended and Restated Dividend Reinvestment Plan is attached as Exhibit 10.1 to Form 6-K filed on August 12, 2019, and is incorporated by reference into the registration statement on Form F-3D (File No. 333-206417). The description of the Plan in the Prospectus, as supplemented by this Supplement, summary does not purport to be complete and is subject to, and qualified in its entirety by, reference to such exhibit.

Except as described above, all terms and conditions of the Plan set forth in the Prospectus remain unchanged.

August 12, 2019